SUPPLEMENT dated February 5, 2007
(To Prospectus Supplement dated January 30, 2007
To Prospectus dated November 13, 2006)

                           $947,710,000 (Approximate)
                                 LEHMAN XS TRUST
                Mortgage Pass-Through Certificates, Series 2007-1

      The "Principal Amount Decrement Table" for the Class 2-A1 Certificates in Annex B-2 on page S-B-2-3 in the accompanying prospectus supplement is hereby deleted in its entirety and replaced with the following:

        Percentage of the Initial Class Principal Amount Outstanding For:

                                                  Class 2-A1 Certificates
                                               at the Following Percentages:
                                              ---------------------------------
                                Group 1 CPR   30%    30%    30%     30%    30%
                                              ---    ---    ---     ---    ---
                                Group 2 PPC   50%    75%    100%   125%    150%
                                              ---    ---    ---     ---    ---
Distribution Date
-----------------
Initial Percentage..............              100    100    100    100     100
January 25, 2008................               88     82     77     71      65
January 25, 2009................               76     65     55     46      38
January 25, 2010................               65     51     39     29      21
January 25, 2011................               58     43     32     22      15
January 25, 2012................               51     36     24     15       9
January 25, 2013................               45     29     18     11       6
January 25, 2014................               39     24     14      8       3
January 25, 2015................               35     20     11      6       2
January 25, 2016................               31     17      9      4       1
January 25, 2017................               27     14      7      3       1
January 25, 2018................               23     12      6      2       *
January 25, 2019................               19     10      5      2       *
January 25, 2020................               16      7      3      1       0
January 25, 2021................               13      5      2      1       0
January 25, 2022................               11      4      1      *       0
January 25, 2023................                9      3      *      0       0
January 25, 2024................                8      2      0      0       0
January 25, 2025................                6      1      0      0       0
January 25, 2026................                5      *      0      0       0
January 25, 2027................                4      *      0      0       0
January 25, 2028................                3      0      0      0       0
January 25, 2029................                2      0      0      0       0
January 25, 2030................                1      0      0      0       0
January 25, 2031................                1      0      0      0       0
January 25, 2032................                *      0      0      0       0
January 25, 2033................                0      0      0      0       0
January 25, 2034................                0      0      0      0       0
January 25, 2035................                0      0      0      0       0
January 25, 2036................                0      0      0      0       0
January 25, 2037................                0      0      0      0       0

 Weighted Average Life in Years:
 Without Optional Termination...              6.88   4.78   3.56   2.74    2.13
 With Optional Termination......              5.45   3.91   3.05   2.47    2.03

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* Less than 0.5% but greater than 0.0%.

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      All of the other portions of the Prospectus Supplement shall remain unchanged. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Prospectus Supplement.

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                 The date of this Supplement is February 5, 2007